EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective upon the date of last signature herein and payment of the License Issue Fee referenced in Paragraph 3.3 herein ("Effective Date"), by and between The Penn State Research Foundation (hereinafter referred to as "PSRF"), a non-profit corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania and having an office at 304 Old Main, University Park, PA 16802, and TOTAL NUTRACEUTICAL SOLUTIONS, INC. (hereinafter referred to as "LICENSEE"), having its principal office at 80 Columbia Street, Stevenson, WA 98648 and a mailing address of P.O. Box 910, Stevenson, WA 98648.

WITNESSETH

WHEREAS, Dr. Robert Beelman, and Michael Kalaras, employees of The Pennsylvania State University (hereinafter referred to as "UNIVERSITY"), have filed PSU Invention Disclosure No. 2008-3438, which is entitled "Rapid Generation of Vitamin D2 from Mushrooms and Fungi Using Pulsed UV-light", hereinafter referred to as the ("INVENTION") which INVENTION is the property of the UNIVERSITY;

WHEREAS, PSRF is dedicated to fostering and advancing scientific research within the Commonwealth of Pennsylvania and, in particular, within the UNIVERSITY and is responsible for developing inventions made by employees of the UNIVERSITY by evaluating invention disclosures, pursuing patents and licensing patents which are obtained thereon;

WHEREAS, PSRF is the owner of certain "LICENSED PATENTS" (as later defined herein) and has the right and ability to grant license rights to the LICENSED PATENTS hereunder;

WHEREAS, the INVENTION arose in part from funding under the USDA Hatch Act Project No. PEN04092;

WHEREAS, PSRF desires to have LICENSED PATENTS (as defined hereinbelow) covering certain aspects of INVENTION utilized in the public interest and is willing to grant licenses thereto;

WHEREAS, PSRF and LICENSEE fully executed on November 6, 2008, an exclusive option agreement (hereinafter "Option Agreement") covering LICENSED PATENTS;

WHEREAS, LICENSEE has represented to PSRF that it has an interest in obtaining an exclusive, remuneration-bearing license to LICENSED PRODUCT (as hereinafter defined) upon the terms and conditions hereinafter set forth;

WHEREAS, LICENSEE has represented to PSRF, to induce PSRF to enter into this Agreement, that it shall commit itself to a program of exploiting the LICENSED INTELLECTUAL PROPERTY (as defined herein) by exerting reasonable efforts to bring one or more LICENSED PRODUCT to market so that public utilization shall result therefrom;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises set forth in this License Agreement, and with intent to be legally bound, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

For purposes of this License Agreement, the following words and phrases shall have the following meanings:

1.1 "LICENSEE" shall mean Total Nutraceutical Solutions, Inc.

1.2 "LICENSED PATENTS" shall mean all of the following PSRF Intellectual Property:

(a) Any United States patent application(s) covering INVENTION, including United States Patent Application No. 12/386,810, filed on April 23, 2009 and entitled "Methods and Compositions for Improving the Nutritional Content of Mushrooms and Fungi", which is derived from U.S. Provisional Patent Application No. 61/047,268, filed on April 23, 2008, and names Robert Beelman and Michael Kalaras as co-inventors, and any patents issuing thereon;

(b) Any reissues, extensions, divisional applications, and continuations of the patent applications described in (a) above, and any patents issuing thereon;

(c) Patent Cooperation Treaty (PCT) Patent Application No. PCT/US2009/041516 entitled "Methods and Compositions for Improving the Nutritional Content of Mushrooms and Fungi" and claims priority to U.S. Provisional Patent Application No. 61/047,268, which was filed on April 23, 2009 and is currently pending. The above-referenced PCT's National Stage Filing deadline is November 23, 2010. LICENSEE understands and agrees that LICENSEE shall directly reimburse PSRF for all costs incurred in obtaining, maintaining, and defending said LICENSED PATENTS pursuant to Article VIII of this Agreement. Foreign patent rights shall specifically refer to the above referenced PCT patent application as well as any and all foreign counterpart applications of subparagraphs (a) and (b) above, and the resulting patents thereon, in those foreign countries from which LICENSEE has elected exclusive license rights. Exclusive foreign license rights in any particular country or territory shall be subject to termination in the event LICENSEE notifies PSRF that it no longer wishes to pay for the costs of prosecuting applications or maintaining patents in particular countries.

1.3 "LICENSED PRODUCT" shall mean any product in the FIELD, part thereof, or process of which (i) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the LICENSED PATENTS in the country in which any such product or part thereof is made, used or sold, (ii) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the LICENSED PATENTS in the country in which any such processes are used or in which such product or part thereof is used or sold, or (iii) is covered by TECHNICAL INFORMATION.

1.4 "Commercial Sale" shall mean (1) any transaction which transfers to a purchaser physical possession of and title to LICENSED PRODUCT and (2) in the case of LICENSED PRODUCT used by LICENSEE, upon LICENSEE's commercial use of LICENSED PRODUCT.

1.5 "NET SALES" shall mean the gross selling price for LICENSED PRODUCT produced hereunder upon their Commercial Sale by LICENSEE or its sublicensee(s), but less discounts allowed in amounts customary in the trade, sales, tariff duties and/or taxes directly imposed and with reference to particular sales; outbound transportation prepaid or allowed, and amounts allowed or credited on returns. LICENSED PRODUCT shall be considered "sold" when billed out or invoiced. For LICENSED PRODUCT used by LICENSEE or its sublicensee(s) in its own operations and not sold commercially, "NET SALES" shall be deemed to be the bona fide price used by LICENSEE or its sublicensee(s) for similar LICENSED PRODUCT sold to third parties.

1.6 "TECHNICAL INFORMATION" shall mean all technical information, know-how, data concerning chemical and physical properties, methods of preparation or manufacture, experimental results, compositions, apparatuses, formulations, specifications, processes, techniques and data which are not readily available to others through public means and which are not the subject of an issued or pending patent claim in a country in which LICENSED PRODUCT are manufactured, sold or employed relative to the practice of the INVENTION, including materials, components, proteins, compositions and the like which are in the possession of PSRF as of the Effective Date of this License Agreement and are provided to LICENSEE or are developed, replicated, acquired or derived therefrom by or on behalf of LICENSEE using INVENTION provided by PSRF during the term of this License Agreement. TECHNICAL INFORMATION shall be documented as Appendix A of this Agreement and the corresponding License Agreement.

1.7 "SUBLICENSING REVENUE" shall mean sublicensing upfront payments, option fees, milestone payments, sublicense maintenance fees and all other payments (including equity instruments and/or securities) and the cash equivalent thereof paid or transferred to LICENSEE by each sublicense in consideration for licensing rights of LICENSED INTELLECTUAL PROPERTY, but shall not include any reimbursement made by a sublicensee to LICENSEE (or its permitted assignee) for documented out-of-pocket costs actually incurred and approved by PSRF, which approval shall not be unreasonably witheld. Sublicensee(s) shall pay the full royalty payment obligations owed to UNIVERSITY referenced above to UNIVERSITY, via LICENSEE.

1.8 "LICENSED INTELLECTUAL PROPERTY" shall mean LICENSED PATENTS, TECHNICAL INFORMATION and INVENTION.

1.9 "FIELD" shall mean all mushroom types other than *Agaricus bisporus*.

1.10 "Medical Foods" shall mean food which is prescribed by a physician to manage a patient's disease or health condition. The label of Medical Foods shall clearly state that the product is to be used to manage a specific medical disorder or condition. Medical Foods are not meant to be used by the general public and may not be available in stores or supermarkets. Medical Foods are not those foods included within a healthy diet intended to decrease the risk of disease, such as reduced fat foods or low sodium foods.

1.11 "Nutraceutical Products" shall mean a pill or other pharmaceutical product that has nutritional value or a food that has had its nutritional value enhanced by pharmaceuticals. More specifically, Nutraceutical Products shall mean natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties.

1.12 "Dietary Supplements" shall mean a preparation intended to supply nutrients that are missing or are not consumed in sufficient quantity in a person's diet, as defined under the Dietary Supplement Health and Education Act of 1994.

1.13 "Pharmaceutical Products" shall mean products that must go through a clinical trial process for marketing approval, overseen by the Food & Drug Administration ("FDA") or its foreign equivalent, that may include the filing of an Investigational New Drug (IND) application or Biologics License Application, along with Phase 1, 2, 3, and 4 human trials.

1.14 "Food Products" shall mean food to be consumed by the general public as part of a normal diet and that is available over-the-counter in stores and/or supermarkets. Food Products shall include non-*Agaricus bisporus* mushrooms.

ARTICLE II - THE LICENSE

2.1 Subject to any preexisting rights of the Government of the United States created by the use of Government funding, PSRF hereby grants to LICENSEE an exclusive right and license in the FIELD, with the right to sublicense, to the LICENSED INTELLECTUAL PROPERTY and, to the extent not prohibited by other patents, to make, have made, use, lease, and specifically to make Commercial Sales of LICENSED PRODUCT for the term set forth herein, unless this License Agreement shall be earlier terminated according to the terms and conditions contained herein. This grant of exclusivity is limited only to the non-exclusive, royalty-free rights which have or may have to be granted to the U.S. government for government purposes only.

2.2 PSRF reserves the rights for itself and the UNIVERSITY to practice under the LICENSED INTELLECTUAL PROPERTY, for their own noncommercial research purposes. If LICENSEE's license rights are terminated pursuant to Article XI, PSRF shall have the right to negotiate in good faith with one or more third parties a license under any intellectual property owned by PSRF.

2.3 The license rights granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise to any technology owned or controlled by PSRF which is not specifically set forth herein.

2.4 Certain LICENSED PATENTS resulted from federally-supported research, and their assignment is governed by the applicable provisions of the Federal funding agreements, including 35 U.S.C. Chapter 18 (the "Bayh-Dole Act"), 37 C.F.R. Part 401. As required under theBayh-Dole Act, LICENSEE agrees that LICENSED PRODUCT leased or sold in the United States will be manufactured substantially in the United States, unless LICENSEE obtains the appropriate waivers from the cognizant federal entities.

2.5 Upon prior written approval by PSRF, which shall not be unreasonably withheld, LICENSEE shall have the exclusive right to sublicense any of the rights, privileges and license within FIELD granted hereunder during the term of this License Agreement.

2.6 LICENSEE and/or its sublicensee(s) shall ensure that each of the relevant patent serial number(s) of LICENSED PATENTS appears on all LICENSED PRODUCT or their labels.

2.7 All sublicenses granted by LICENSEE of its rights hereunder shall be subject to the terms of this License Agreement, as if the sublicensee(s) were a party to this License Agreement. All sublicenses shall provide for the payment of running royalties hereunder at amounts at least equal to the levels specified for payments by LICENSEE to PSRF in Article III hereof. Sublicensees shall not be permitted to grant further sublicenses. LICENSEE shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of LICENSEE hereunder. Any act or omission of a sublicensee which would be a breach of this License Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this License Agreement. Each sublicense agreement granted by LICENSEE shall include the indemnity provisions protecting UNIVERSITY and PSRF as provided in Article VII and an audit right by PSRF of the same scope as provided in Article V hereof with respect to LICENSEE. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this License Agreement.

2.7.1 If LICENSEE sublicenses within FIELD to a third party the LICENSED INTELLECTUAL PROPERTY in order to make a Commercial Sale of LICENSED PRODUCT, LICENSEE shall pay to PSRF the "blended" royalties, as outlined in Article III hereinbelow. In no event, however, will LICENSEE's payments to PSRF under this Exclusive License Agreement exceed the amounts that it would have to pay PSRF if LICENSEE had made the Commercial Sale directly, instead of its sublicensee.

2.8 LICENSEE agrees to forward a copy of any and all fully-executed sublicense agreements to PSRF promptly after execution thereof, and to forward to PSRF a copy of reports received by LICENSEE from its sublicensees under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

2.9 LICENSEE shall not receive from sublicensees anything of value *in lieu* of cash payments in consideration for any sublicense under this License Agreement, without the express prior written permission of PSRF.

2.10 Any sublicense agreement granted by LICENSEE shall provide for either the termination of the agreement, or the conversion to an agreement directly between such sublicensee(s) and PSRF, at the option of the sublicensee, upon termination of this Agreement under Article XI. Upon any termination of this License Agreement, sublicensee(s) shall have the right to a license from PSRF upon the terms granted by LICENSEE or under the terms between LICENSEE and PSRF, whichever is more favorable to PSRF.

ARTICLE III – REMUNERATION

3.1 As a condition to execute this License Agreement, LICENSEE shall have paid in full all financial obligations owed to UNIVERSITY and to PSRF relating to the Option Agreement, particularly monies owed under the Research Agreement and the invoiced patent expenses.

3.2 For the rights, privileges and license granted hereunder, LICENSEE agrees to pay to PSRF, as set forth below, to the end of the term of the LICENSED PATENTS, or until this License Agreement shall be terminated, as hereinafter provided:

3.3 In partial consideration for the rights, privileges and license granted by this License Agreement, LICENSEE shall pay to PSRF a non-refundable License Issue Fee of five thousand dollars ($5,000.00) upon its execution of this License Agreement.

3.4

For LICENSED PRODUCT covered by LICENSED INTELLECTUAL PROPERTY comprising Dietary Supplements, Nutraceutical Products or Medical Foods, LICENSEE and/or its sublicensee(s) shall pay to PSRF a running royalty of three percent (3%) of NET SALES per year for the first ten million dollars ($10,000,000.00) in sales, two percent (2%) of NET SALES in such year for sales in excess of ten million dollars ($10,000,000.00) and up to fifty million dollars ($50,000,000.00), and one and one-half percent (1.5%) of NET SALES in such year for sales in excess of fifty million dollars ($50,000,000.00). For purposes of clarity, a sample royalty calculation based on seventy-five million dollars in sales is i) three percent (3%) of the first ten million dollars equals three hundred thousand dollars ($300,000.00); ii) two percent (2%) of the next forty million dollars equals eight hundred thousand dollars ($800,000); iii) one and one-half percent of the next twenty-five million dollars equals three hundred and seventy five thousand dollars ($375,000) for a cumulative total of one million, four hundred and seventy five thousand dollars ($1,475,000.00).

3.4.1 LICENSEE shall pay to PSRF ten percent (10%) of any SUBLICENSING REVENUE from a sublicensee with respect to LICENSED PRODUCT covered by LICENSED INTELLECTUAL PROPERTY comprising Dietary Supplements, Nutraceutical Products or Medical Foods. For purposes of clarity, a sample royalty calculation based on three million, seven hundred and fifty thousand dollars in SUBLICENSING REVENUE is ten percent (10%) equals three hundred, seventy five thousand dollars ($375,000.00).

3.5 For LICENSED PRODUCT covered by LICENSED INTELLECTUAL PROPERTY comprising Pharmaceutical Products, LICENSEE and/or its sublicensee shall pay to PSRF a running royalty of five percent (5%) of NET SALES per year for the first fifty million dollars ($50,0000,000.00) in sales, three and sixty-six hundred percent (3.66%) of NET SALES in such year for sales in excess of fifty million dollars ($50,000,000.00) and up to five hundred million dollars ($500,000,000.00), and two and one-half percent (2.5%) of NET SALES in such year for sales in excess of five hundred million dollars ($500,000,000.00). For purposes of clarity, a sample royalty calculation based on seven hundred fifty million dollars in sales is i) five percent (5%) of the first fifty million dollars equals two and a half million dollars ($2,500,000.00); ii) three point sixty-six percent (3.66%) of the next four hundred and fifty million dollars equals sixteen million, four hundred and seventy thousand dollars ($16,470,000.00); and iii) two and one-half percent (2.5%) of the next two hundred and fifty million dollars equals six million, two hundred and fifty thousand dollars ($6,250,000) for a cumulative total of twenty five million, two hundred and twenty thousand dollars ($25,220,000.00).

3.5.1 LICENSEE shall pay to PSRF twenty percent (20%) of any SUBLICENSING REVENUE from a sublicensee with respect to LICENSED PRODUCT covered by LICENSED INTELLECTUAL PROPERTY comprising Pharmaceutical Products. For purposes of clarity, a sample royalty calculation based on three million, seven hundred and fifty thousand dollars in SUBLICENSING REVENUE is twenty percent (20%) equals seven hundred and fifty thousand dollars ($750,000.00).

3.6 For LICENSED PRODUCT covered by LICENSED INTELLECTUAL PROPERTY comprising Food Products such as non-*Agaricus bisporus* mushrooms (other than processed *Agaricus bisporus* mushrooms, Dietary Supplements, Nutraceutical Products, Medical Foods or Pharmaceutical Products), LICENSEE and/or its sublicensee(s) shall pay to PSRF one percent (1%) of NET SALES per year by LICENSEE and/or its sublicensee(s) of any new or improved strains of cultivated mushrooms or other fungi for consumption by the general public as food products in stores or supermarkets. For purposes of clarity, a sample royalty calculation based on three million, seven hundred and fifty thousand dollars in sales is one percent (1%) royalty equals thirty seven thousand, five hundred dollars ($37,500.00).

3.6.1 LICENSEE shall pay to PSRF five percent (5%) of any SUBLICENSING REVENUE from a sublicensee with respect to LICENSED PRODUCT covered by LICENSED INTELLECTUAL PROPERTY comprising Food Products. For purposes of clarity, a sample royalty calculation based on three million, seven hundred and fifty thousand dollars in SUBLICENSING REVENUE is five percent (5%) equals one hundred, eighty seven thousand and five hundred dollars ($187,500.00).

3.7 In addition to the patent maintenance fee, LICENSEE shall pay to PSRF License Maintenance Fees of five thousand dollars ($5,000.00) on November 15, 2013 and on each subsequent November 15th thereafter until the expiration or termination of this License Agreement. Royalties previously due on Net Sales for the preceding four (4) calendar quarters ending on September 30th shall be creditable against the License Maintenance Fees for such year. License Maintenance Fees paid in excess of royalties generated during the preceding four (4) calendar quarters ending September 30th shall not be creditable to royalties owed to PSRF thereafter.

3.8 From the Effective Date until the expiration or termination of this License Agreement, or the date of final rejection by the patent office of any U.S. or other national patent application covered by LICENSED PATENTS, LICENSEE shall make payment of the royalties specified in Paragraphs 3.4, 3.5, and 3.6 to PSRF within thirty (30) days after March 31, June 30, September 30 and December 31 of each year during the term of this License Agreement covering the quantity of LICENSED PRODUCT sold by LICENSEE and its sublicensee(s) during the preceding calendar quarter. After termination or expiration of this License Agreement, a final payment shall be made by LICENSEE covering the whole or partial calendar quarter. Each quarterly payment shall be accompanied by a written statement of NET SALES as described in Paragraph 5.2 hereunder.

3.9 All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, to PSRF in University Park, PA or at such other place as PSRF may reasonably designate.

3.10 For converting into United States dollars any payment accrued hereunder in the currency of any other country, the rate of exchange for the purchase of United States dollars with such currency quoted by The Chase Manhattan Bank, New York, New York, or its successor, on the last business day of the payment period in question shall be used. The royalty payment set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent (2%) above the primate rate in effect at The Chase Manhattan Bank, New York, New York, or its successor, on the due date. The payment of such interest shall not foreclose PSRF from exercising any other rights it may have as a consequence of the lateness of any payment.

3.11 No multiple royalties shall be payable because any LICENSED PRODUCT, their manufacture, use, lease or sale are or shall be covered by more than one patent application, patent or certificate of registration licensed under this License Agreement.

3.12 LICENSEE's failure to make payments in accordance with this Article III shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Paragraph 11.4 hereof.

3.13 With respect to countries where there are no LICENSED PATENTS, the royalty specified in Paragraphs 3.4, 3.5, and 3.6 hereinabove, as well as the fees payable to PSRF pursuant to Paragraphs 3.4.1, 3.5.1, and 3.6.1 hereinabove, shall be reduced by fifty percent (50%) for the Commercial Sale of LICENSED PRODUCT manufactured and used or sold by and/or for LICENSEE and its sublicensees in such countries, in which LICENSEE or its sublicensees rely solely on TECHNICAL INFORMATION for its intellectual property. Such royalties shall cease in the considered country in the event LICENSEE or a sublicensee receives Substantial Competition from an unlicensed third party which sells LICENSED PRODUCT consistent with those described in LICENSED PATENTS if such existed in that country. For the purposes of this paragraph, "Substantial Competition" shall mean that twenty-five percent (25%) or more of the market for LICENSED PRODUCT in the affected country is being supplied by an unlicensed competitor of LICENSEE or a sublicensee. A determination as to the extent of any such unlicensed Substantial Competition shall be arrived at jointly by PSRF and LICENSEE.

ARTICLE IV – DUE DILIGENCE

4.1 LICENSEE shall use its best efforts to bring LICENSED PRODUCT identified in its business plan to market through a thorough and diligent program for exploitation of the LICENSED PATENTS, including a business strategy employing sublicenses. LICENSEE shall share with PSRF within one hundred and eighty (180) days from the Effective Date a summary business plan, copy of a private placement memoranda, offering documents or other materials provided to potential investors for PSRF's comment and internal records.

4.2 Within one (1) year of the Effective Date, LICENSEE shall provide sufficient evidence that LICENSEE has capitalization of one million dollars ($1,000,000.00) or greater such that LICENSEE can support a thorough, vigorous and diligent program, properly supported financially and with appropriate and qualified personnel as outlined in its business plan.

4.3 LICENSEE'S failure to perform in accordance with Paragraphs 4.1 and 4.2 shall be grounds for PSRF to terminate this Agreement pursuant to Article XI.

ARTICLE V - REPORTS AND RECORDS

5.1 LICENSEE and its sublicensee(s) shall keep and preserve, in accordance with generally accepted accounting principles and procedures, complete and accurate books, records and accounts containing all particulars that may be necessary for the purpose of showing the amounts payable to PSRF hereunder. Said books, records and accounts shall be kept at LICENSEE's [and its sublicensee(s)] principal place of business or the principal place of business of the appropriate division of LICENSEE [or sublicensee(s)] to which this License Agreement relates. Said books and supporting data shall be open, upon reasonable notice at all reasonable times and places during business hours for five (5) years following the end of the

calendar year to which they pertain, to the inspection of PSRF or its agents for the purpose of verifying LICENSEE's and its sublicensee(s) royalty statement or compliance in other respects with this License Agreement. Should such inspection lead to the discovery of a greater than ten (10%) discrepancy in reporting to PSRF's detriment, LICENSEE agrees to reimburse PSRF for the full cost of such inspection.

5.2 LICENSEE shall, within thirty (30) days of March 31, June 30, September 30 and December 31 of each year, deliver to PSRF true and accurate quarterly reports, to provide a true and accurate annual report containing the last calendar quarter's results. Said reports shall give such particulars of the business conducted by LICENSEE and its sublicensee(s) during the preceding calendar quarter under this License Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall be duly signed by an authorized signatory of LICENSEE on behalf of LICENSEE and shall include at least the following:

(a) Number and type of LICENSED PRODUCT manufactured and sold by LICENSEE and its sublicensee(s);

(b) Total billings for LICENSED PRODUCT sold by LICENSEE and its sublicensee(s) ;

(c) Detailed listing of applicable deduction as provided in Paragraph 1.5 hereinabove;

(d) Royalties due on sublicensee payments under Paragraphs 3.4.1, 3.5.1., 3.6.1 and 3.9hereinabove;

(e) Total royalties due; and

(f) Names and addresses of all sublicensees of LICENSEE.

5.3 With each such report submitted, LICENSEE shall pay to PSRF the royalties due and payable under this License Agreement. If no royalties shall be due, LICENSEE shall so report.

5.4 LICENSEE shall use the royalty reporting sheet attached hereto as Appendix B, or a substantial equivalent, to fulfill the royalty and reporting requirements of this Article V.

5.5 Where necessary, PSRF or its auditor appointed hereunder may designate a technical representative(s), who may or may not be an employee(s) of the UNIVERSITY, and in any event, who shall execute an agreement containing confidentiality provisions, to assist PSRF and/or the auditor in determining whether LICENSEE's manufacturing or production activities fall within the scope of LICENSED PATENTS. In such instances, LICENSEE shall provide said technical representative(s) with access to its facilities and records necessary to be able to make such a determination.

ARTICLE VI - WARRANTY

6.1 PSRF warrants and represents that it has the full right and power to grant the license described herein, and shall take no action to negate such right and power, and further warrants and represents that there are no outstanding agreements, assignments, or encumbrances

inconsistent with the provisions of this License Agreement other than certain governmental rights pursuant to sponsorship of the research which gave rise to the INVENTION. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PSRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OR NON-INFRINGEMENT OF PATENT CLAIMS WHICH ARE ISSUED OR PENDING RELATIVE TO LICENSED PATENTS.

ARTICLE VII – INDEMNIFICATION & INSURANCE

7.1 LICENSEE shall at all times during the term of this License Agreement and thereafter, indemnify, defend and hold UNIVERSITY, PSRF, their trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT or arising from any activity or obligation of LICENSEE hereunder.

7.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LICENSE AGREEMENT, UNIVERSITY, PSRF, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF LICENSED PATENTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS LICENSE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY PSRF THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE LICENSED PATENTS OF ANY THIRD PARTY. IN NO EVENT SHALL UNIVERSITY AND PSRF, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER PSRF SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

7.3 LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance with a company holding a rating from A.M. Best of at least A-, and a size rating of at least VII, which shall protect LICENSEE, UNIVERSITY and PSRF with respect to events covered by Paragraph 7.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Pennsylvania, shall list UNIVERSITY and PSRF as additional insureds thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days' written notice to be given to PSRF prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence for personal injury or death, and One Million Dollars ($1,000,000) per occurrence for property damage. LICENSEE shall provide PSRF with Certificates of Insurance evidencing the same.

ARTICLE VIII - PATENTS

8.1 U.S. Patent Filings. PSRF shall apply for, seek prompt issuance of, and maintain the LICENSED PATENTS during the term of this Agreement. The prosecution, filing and maintenance of U.S. patent applications and patents which issue therefrom shall be the primary responsibility of PSRF, or its designee, but wherever practical, LICENSEE shall be given the opportunity to review and comment upon the breadth and coverage of said patent applications. PSRF shall keep LICENSEE advised as to all developments with respect to said patent application(s) and shall promptly supply copies of all papers received and filed in connection with the prosecution in sufficient time for LICENSEE to comment. PSRF shall use reasonable efforts to notify LICENSEE of cost estimates with sufficient time to allow for LICENSEE to provide advance written approval. LICENSEE understands and agrees that its failure to respond with clear, written directions may affect PSRF's ability to execute its instructions. LICENSEE shall be obligated to reimburse PSRF for all actual, documented out-of-pocket costs incurred by PSRF, at the written request authorization of LICENSEE, relating to the filing, prosecution, maintenance and defense of said LICENSED PATENTS pursuant to the conditions set forth herein. PSRF shall promptly provide copies of invoices for all such expenses and LICENSEE shall make payment thereof within thirty (30) days of its receipt. LICENSEE's failure to make payments in accordance with this paragraph shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Article XI hereof. PSRF shall make all reasonable efforts to ensure that said patent application(s) adequately addresses the commercial and business needs of LICENSEE, as communicated by LICENSEE hereunder. After appropriate consultation with LICENSEE, PSRF shall choose appropriately qualified patent counsel.

8.2 International Patent Filings. LICENSEE understands and agrees that the primary responsibility for the costs of all foreign patent filings shall be LICENSEE's, and that LICENSEE's failure to timely communicate its decision regarding foreign filing and/or payment thereof will result in a loss of said rights to LICENSEE. LICENSEE shall notify PSRF no later thanAugust 15, 2010 as to the foreign countries in which it wishes PSRF to continue to seek patent protection. LICENSEE shall be given the opportunity to review and comment upon the breadth and coverage of said foreign patent applications. PSRF shall make all reasonable efforts to ensure that said patent application(s) adequately addresses the commercial and business needs of LICENSEE, as communicated by LICENSEE hereunder. Payment of all fees and costs relating to the filing, prosecution, maintenance and defense of said foreign patent rights shall be the direct responsibility of LICENSEE, provided LICENSEE is kept reasonably informed and given advance estimates where practical. If LICENSEE does not respond in writing to said estimates within twenty (20) days of receipt thereof by payment in full thereof, LICENSEE agrees herein that said non-response and/or non-payment shall constitute a binding waiver of any right to obtain said foreign protection and LICENSEE holds PSRF harmless from any claim based thereon.

8.2.1 In the event LICENSEE elects not to pursue patent protection in any specific country or region of the world, PSRF may seek such protection on its own behalf and cost in that specific country and/or region of the world. From the date of its written notification to PSRF, LICENSEE shall have no further obligation for reimbursing PSRF for any ongoing patent prosecution or maintenance costs to intellectual property rights it has declined to support.

ARTICLE IX - INFRINGEMENT AND OTHER ACTIONS

9.1 LICENSEE and PSRF shall promptly provide written notice, to the other party, of any alleged infringement by a third party of any patent licensed hereunder under LICENSED PATENTS and provide such other party with any available evidence of such infringement.

9.2 During the term of the License Agreement, PSRF shall have the initial right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the LICENSED PATENTS. In furtherance of such right, LICENSEE hereby agrees that PSRF may join LICENSEE as a party in any such suit, without expense to LICENSEE. The total cost of any such action, commenced or defended solely by PSRF, shall be borne by PSRF, which shall keep any recovery or damages derived therefrom.

9.3 If within six (6) months after having been notified of any alleged infringement, PSRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if PSRF shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer in the FIELDS, then, and in those events only, LICENSEE shall have the right, but not the obligation, at its own expense and utilizing counsel of its choice, to prosecute any infringement of, and/or defend any challenge to, the LICENSED PATENTS, and LICENSEE may, for such purposes, join PSRF as a party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary, final disposition of the suit may be entered into without the consent of PSRF, which consent shall be timely given and not unreasonably withheld. LICENSEE agrees to keep PSRF reasonably informed as to the status of any such action and to provide copies to PSRF, upon request by PSRF, of any papers or information relevant to the prosecution of any such action. LICENSEE shall timely inform PSRF of any offer for settlement presented by a third party for any such action, and LICENSEE shall consider PSRF's input in deciding whether or not to accept any such settlement offer. The total cost of any such action commenced or defended solely by LICENSEE shall be borne by LICENSEE.

9.4 In the event that LICENSEE shall undertake the enforcement and/or defense of the LICENSED PATENTS, as provided in Paragraph 9.3, LICENSEE may withhold up to fifty percent (50%) of the payments otherwise thereafter due PSRF under Article III hereunder and apply the same toward reimbursement of up to one-half of LICENSEE's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of PSRF for any payments under Article III past due or withheld and applied pursuant to this Article IX. The balance remaining from any such recovery shall be divided equally between LICENSEE and PSRF.

9.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the LICENSED PATENTS shall be brought against LICENSEE, PSRF, at its option, shall have the right, within (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

9.6 In any infringement suit as either party may institute to enforce the LICENSED PATENTS pursuant to this License Agreement, the other party hereto shall, at the request and

expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.7 LICENSEE, during the exclusive period of this License Agreement, shall have the sole rights in accordance with the terms and conditions herein to sublicense any alleged infringer in the FIELD for future use of the LICENSED PATENTS. Any upfront fees as part of such a sublicense shall be shared equally between LICENSEE and PSRF; other royalties shall be treated as per Article III.

ARTICLE X - PAYMENT, NOTICES AND OTHER COMMUNICATIONS

10.1 Any payment, notice, or other communication required or permitted to be made or given to either party hereto pursuant to this License Agreement shall be sufficiently made or given on the date of mailing if sent to such party either by certified or registered first class mail, postage prepaid, or by Federal Express or other recognized overnight courier, addressed to it at its address set forth below, or to such other address as it shall designate by written notice to the other party as follows:

If to LICENSEE:
President
TOTAL NUTRACEUTICAL SOLUTIONS, INC.
80 Columbia Street
Stevenson, WA 98648

If to PSRF:
President
The Penn State Research Foundation
c/o Intellectual Property Office
113 Technology Center
University Park, PA 16802

ARTICLE XI TERMINATION OF LICENSE AGREEMENT

11.1 This License Agreement shall commence on the Effective Date and shall continue until the end of the last of LICENSED PATENTS. In the case of TECHNICAL INFORMATION, the term of this License Agreement shall be for a period of fifteen (15) years from the Effective Date.

11.2 LICENSEE shall have the right to terminate this Agreement at any time on three (3) months' notice to PSRF, and upon payment of all amounts due PSRF through the effective date of the termination.

11.3 Financial Solvency of LICENSEE. LICENSEE agrees that as a part of its material inducement to PSRF to enter this License Agreement, it shall provide PSRF with at least one hundred and twenty (120) days' written notice hereunder of its intent to file a petition in Bankruptcy, whether it be for a Chapter 7, 11, 13 or any other such petition. LICENSEE agrees and understands that PSRF has an obligation to University, a land grant institution under the Morrell Act, to license the LICENSED PATENTS pursuant to terms and conditions which maximize the public benefit. PSRF shall have the right to immediately terminate this License Agreement by giving written notice to LICENSEE, in the event LICENSEE does any of the

following: a) provides notice hereunder of its intent to file (or does actually file without providing said notice) a petition in bankruptcy, b) attempts to make an assignment hereof for the benefit of creditors, c) discontinues or dissolves its business, or d) if a receiver is appointed for LICENSEE.

11.4 Financial Breach. In the event LICENSEE has breached its obligations to pay the reimbursement expenses under Article III of this License Agreement, PSRF shall provide LICENSEE with written notice of said breach, and LICENSEE shall have a period of thirty (30) days to cure said breach. In the event LICENSEE does not fully cure the breach within that thirty (30) day period, and fails within that thirty (30) days to commence mediation pursuant to Paragraph 15.9 of this License Agreement alleging grounds for its non-payment thereof, this License Agreement shall be automatically terminated without further notice or action by PSRF. Notwithstanding LICENSEE's rights to cure herein, in the event LICENSEE commits a Financial Breach more than two times within any calendar year within the term of this License Agreement, PSRF shall be entitled to give notice of breach which shall become effective immediately upon LICENSEE's receipt of said Notice, and for which LICENSEE shall not have any further right of "cure."

11.5 Failure of Other Performance. Upon any material breach of performance under this License Agreement, by LICENSEE, other than those occurrences set out in Paragraphs 11.3 or 11.4 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 11.5, PSRF shall have the right to terminate this License Agreement and the rights, privileges and license granted hereunder effective sixty (60) days after PSRF first notifies LICENSEE of the alleged breach under the notice provisions contained in Article XI of this License Agreement. As used in this License Agreement, the term "Material Breach of Performance" shall include, but not be limited to the following: failure to assume duty to indemnify and defend, failure to provide adequate levels of insurance, and attempt to assign rights hereunder. Such termination shall become effective upon final notification by PSRF after the sixty (60) days, unless LICENSEE shall have fully cured any such material breach or default prior to the expiration of the sixty (60) day period. In the event of a dispute as to whether LICENSEE has cured the alleged breach, the matter shall be resolved pursuant to Paragraph 15.9 of this License Agreement.

11.6 Upon termination of this License Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles I, III, V, VII, XI, XII, XIII, XIV and Paragraphs 15.8 and 15.9 shall survive any such termination. LICENSEE may, however, after the effective date of such termination, sell all Licensed Product, and complete Licensed Product in the process of manufacture at the time of such termination and sell the same.

ARTICLE XII - NON-USE OF NAMES

12.1 LICENSEE shall not use the names or trademarks of UNIVERSITY, PSRF, or any of their employees, or any adaptation thereof, in any advertising, promotional or sales literature, including sales of securities, without prior written consent obtained from PSRF.

ARTICLE XIII - ASSIGNMENT

13.1 This License Agreement shall not be assignable by either Party except to a successor in ownership of all or substantially all of the business assets of a party hereto, and

which successor shall expressly assume in writing the performance of all the terms and conditions of this License Agreement to be performed by the assigning party.

ARTICLE XIV - EXPORT CONTROLS

14.1 It is understood that PSRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. PSRF neither represents that a license shall not be required nor that, if required, it shall be issued. LICENSEE shall be responsible for the payment of all costs attendant to securing said licenses.

ARTICLE XV – MISCELLANEOUS PROVISIONS

15.1 Entire Agreement. This License Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, either verbal or written, between the parties relating to the subject matter hereof.

15.2 Amendment. This License Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both parties.

15.3. Severability. Should any provision of this License Agreement be held to be illegal, invalid or unenforceable, by any court of competent jurisdiction, such provision shall be modified by such court in compliance with the law and, as modified, enforced. The remaining provisions of this License Agreement shall be construed in accordance with the modified provision as if such illegal, invalid or unenforceable provision had not been contained herein.

15.4 No Strict Construction. The language used in this License Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this License Agreement.

15.5. Relationship of Parties. Nothing contained in this License Agreement shall be construed as creating a partnership, joint venture, agency or an association of any kind.

15.6 No Waiver. The failure of one party hereto to enforce at any time any of the provisions of this License Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections or in any way to affect the validity of this License Agreement. Any waiver must be in writing.

15.7 Interpretation. The headings of several sections contained herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

15.8 Governing Law. This License Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

15.9 Dispute Resolution. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the *status quo* or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Pennsylvania and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Court of Common Pleas of Centre County or in the United States District Court for the Middle District of Pennsylvania, to whose jurisdiction for such purposes PSRF and LICENSEE each hereby irrevocably consents and submits. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this License Agreement.

15.10 Counterparts. This License Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have each caused their duly authorized representative to execute this License Agreement as of the Effective Date.

TOTAL NUTRACEUTICAL SOLUTIONS, INC.

By: ______________________

Name: Marvin Hausman

Title: CEO

Date: May 27, 2010

THE PENN STATE RESEARCH FOUNDATION

By: ______________________

Name: David E. Branigan

Title: Treasurer

Date: MAY 06 2010